Exhibit 10.17

[CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.]

                          SPONSORED RESEARCH AGREEMENT

                                 by and between

                                  NANOGEN, INC.

                                       and

                                  PROLINX, INC.

         This Sponsored Research Agreement (the "Agreement") is entered into as of the 18th day of December, 1996 (the "Effective Date"), by and between NANOGEN, INC., a California corporation having offices at 10398 Pacific Center Court, San Diego, California 92121 ("Nanogen") and PROLINX, INC., a Delaware corporation having offices at 22322 20th Avenue, S.E., Suite 100, Bothell, Washington 98021 ("Prolinx").

         WHEREAS, Nanogen has developed proprietary expertise related to, among other things, microelectronic DNA and macromolecular transport and detection, screening and imaging of molecules, electronic hybridization, sample preparation, genetic probe technology, electronic stringency control, electronic complexity reduction and microfluidics; and

         WHEREAS, Prolinx has developed proprietary expertise related to, among other things, chemical affinity systems, probe immobilization, luminescent detection reagents and amplification polymers to provide enhanced detection sensitivity in probe assays; and

         WHEREAS, Nanogen and Prolinx desire to collaborate on a sponsored research program to be conducted by Prolinx and funded in part by Nanogen as provided in Article 2 hereof (the "Sponsored Research Program"), the components of which are to (1) identify and develop a chromophore/fluorophore/luminescent detection reagent (the "Detection Reagent Research Program"), (2) refine and develop an amplification polymer (the "Amplimer Research Program"), and (3) apply Prolinx's proprietary chemical affinity systems to the immobilization of oligonucleotide probes (the "Immobilization and Capture Program"), with the overall goal of the Sponsored Research Program being the development of an enhanced sensitivity detection system for use with Nanogen's proprietary electronically addressable microchip assays.

         NOW, THEREFORE, the parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         1.1 "INFORMATION" means any and all current and future proprietary or confidential information relating to, without limitation, either party's designs, specifications, techniques, inventions, practices, knowledge, trade secrets, know how, intellectual property, skill, experience, test data, quality control, manufacturing data or drawings.

         1.2 "NANOGEN BACKGROUND INVENTIONS" means the proprietary inventions, technology and expertise conceived and/or actually or constructively reduced to practice by Nanogen prior to the Effective Date hereof, including, without limitation, those covered by United States Patent Number 5,219,726 and its foreign counterparts, and those described and claimed in United States Patent Application Numbers 08/146,504, 08/232,233, 08/234,637, 08/258,168, 08/271,882,
08/304,657, 08/534,454, 08/677,305, *** AND , *** and their respective foreign counterparts, and all Nanogen invention disclosures.

         1.3 "NANOGEN PLATFORM" means Nanogen's proprietary, electronically addressable microchip arrays.

         1.4 "PROLINX BACKGROUND INVENTIONS" means the proprietary inventions, technology and expertise conceived and/or actually or constructively reduced to practice by Prolinx prior to the Effective Date hereof, including, without limitation, those described and claimed in United States Patent Application Numbers ***, 08/577,068, 08/188,531, ***, ***, 08/486,714, 08/472,851,
08/480,970, 08/188,958, 08/482,886, 08/189,176, 08/689,341, 08/691,929,
08/691,930, 08/689,283, and 08/692,429 and their respective foreign counterparts, and all Prolinx invention disclosures.

                                   ARTICLE 2

                          FUNDING; ANNUAL RESEARCH FEE

         2.1 FUNDING. The parties agree that the cost of the Sponsored Research Program shall be funded as follows: the cost of the Detection Reagent Research Program shall be funded solely by Nanogen, the cost of the Amplimer Research Program shall be funded jointly by Nanogen and Prolinx, and the cost of the Immobilization and Capture Program shall be funded solely by Prolinx.

         2.2 ANNUAL RESEARCH FEE. In satisfaction of its funding obligations under the Detection Reagent Research Program and the Amplimer Research Program, Nanogen shall pay Prolinx an annual research fee of Five Hundred Thousand Dollars ($500,000) per year during the term of this Agreement (the "Annual Research Fee"), unless sooner terminated as set forth in Article 10. The Annual Research Fee shall be payable in equal monthly Installments of $41,667. Such payments shall commence within forty-five (45) days after the Effective Date, and thereafter shall be made on the first day of each calendar month during the term of this

-------------------------
***Confidential material redacted and separately filed with the Commission.

Agreement. Such monthly payments shall be made to Prolinx in immediately available U.S. funds payable by cashier's or certified check or wire transfer.

                                   ARTICLE 3

                       DETECTION REAGENT RESEARCH PROGRAM

         3.1 PROGRAM OVERVIEW. The Detection Reagent Research Program to be conducted by Prolinx shall focus on the identification and development of a proprietary chromophore/fluorophore/luminescent detection reagent for Optimized Use on the Nanogen Platform. For purposes of this Agreement, "Optimized Use" means a ***-fold to ***-fold increase in detection sensitivity as compared to a probe labeled with a single fluorophore.

         3.2 FUNDING. As provided in Section 2.1 above, funding for the Detection Reagent Research Program shall be provided solely by Nanogen from the Annual Research Fee.

         3.3 LICENSE. Nanogen shall be granted an exclusive license to the detection reagent developed for Nanogen by Prolinx pursuant to the Detection Reagent Research Program, with no field of use limitations, subject to the terms of a License Agreement to be negotiated between the parties but including, at a minimum, the terms provided in Sections 2, 3 and 4 of the Letter of Intent between the parties dated July 24, 1996 (the "License Agreement").

                                   ARTICLE 4

                            AMPLIMER RESEARCH PROGRAM

         4.1 PROGRAM VIEW. The Amplimer Research Program to be conducted by Prolinx shall focus on the refinement and development of an amplification polymer designed to amplify and enhance detection sensitivity on the Nanogen Platform to Optimized Use (as defined in Section 3.1).

         4.2 FUNDING. As provided in Section 2.1 above, funding for the Amplimer Research Program shall be provided jointly by Nanogen and Prolinx in equal amounts. Nanogen's portion of such funding shall be provided from the Annual Research Fee.

         4.3 LICENSE. Nanogen shall be granted an exclusive license within the Nanogen Field of Use (as defined in the License Agreement) to the amplification polymer developed for Nanogen by Prolinx pursuant to the Amplimer Research Program, subject to the terms of the License Agreement.

-------------------------
***Confidential material redacted and separately filed with the Commission.

                                    ARTICLE 5

                       IMMOBILIZATION AND CAPTURE PROGRAM

         5.1 PROGRAM OVERVIEW. The Immobilization and Capture Program to be conducted by Prolinx shall involve the application by Prolinx of its already existing immobilization and capture chemical affinity systems, which systems are Prolinx Background Inventions, to the immobilization of oligonucleotide probes, and the development by Prolinx of such additional immobilization and capture chemical affinity systems as are necessary to achieve the goals and purposes provided in the Research Plan.

         5.2 FUNDING. As provided in Section 2.1 above, funding for the Immobilization and Capture Program shall be provided solely by Prolinx.

         5.3 LICENSE. Nanogen shall be granted a non-exclusive license within the Nanogen Field of Use (as defined in the License Agreement) to the immobilization and capture chemical affinity systems developed for Nanogen by Prolinx pursuant to the Immobilization and Capture Program, subject to the terms of the License Agreement.

                                   ARTICLE 6

                          RESEARCH OVERSIGHT COMMITTEE

         6.1 RESEARCH OVERSIGHT COMMITTEE. To further the objectives of the parties and to coordinate the research activities conducted pursuant to the Sponsored Research Program, the parties shall establish a Research Oversight Committee ("ROC"). The ROC shall be created within thirty (30) days after the Effective Date and shall be comprised of six (6) members, each with equal voting power, three of whom shall be appointed, and may be replaced at any time(s), by Nanogen in its sole discretion, and three of whom shall be appointed, and may be replaced at any time(s), by Prolinx in its sole discretion. The purposes of the ROC shall be to supervise and coordinate the Sponsored Research Program and to provide a mechanism for exchanging information, modifying the Research Plan (as described in Section 6.5 hereof), monitoring progress on achieving Technical Milestones set forth in the Research Plan and reviewing the overall progress of the Sponsored Research Program. Each party shall be free to replace its representatives on the ROC from time to time upon written notice to the other party. The ROC shall continue to operate throughout the term of this Agreement.

         6.2 MEETING. The ROC shall meet either in person or telephonically, as the parties may agree, at least quarterly and, if in person, the meeting site shall alternate between the offices of Nanogen and Prolinx. Each party shall be responsible for the expenses incurred by its respective members of the ROC in attending such meetings. A quorum of all six (6) members of the ROC shall be required to meet and conduct business, and all decisions of the ROC shall require a majority vote.

         6.3 RESEARCH PROJECT COORDINATOR. Nanogen, as the sponsoring party, shall name a Research Project Coordinator from its members on the ROC. The Research Project Coordinator shall be responsible for convening and conducting meetings of the ROC, overseeing the occasional and annual modification of the Research Plan pursuant to agreement of the ROC, sending notices of meetings to all members of the ROC, and preparing agendas for each ROC meeting. The secretary of each meeting shall be designated by the party hosting such meeting and shall be responsible for recording, preparing and disseminating minutes of such meeting to all members of the ROC. The ROC also may be polled or consulted by the Research Project Coordinator from time to time by means of telecommunications or correspondence, but no action of the ROC shall be effective unless it is by a majority vote.

         6.4 AGENDAS. Each ROC member shall communicate to the Research Project Coordinator proposed agenda items in advance of each meeting of the ROC, and each such item shall be placed on the agenda.

         6.5 RESEARCH PLAN. Research under the Sponsored Research Program shall be conducted pursuant to a research plan (the "Research Plan"), which shall be modified annually under the oversight of the Research Project Coordinator pursuant to the agreement of the ROC, or by either party at any time with the consent of the ROC. A copy of the initial Research Plan is attached hereto as Exhibit A. The Research Plan, among other things, shall specify the direction, research and Technical Milestones, responsibilities of the parties, reporting requirements, timetable and experimental parameters of the research activities conducted pursuant to the Sponsored Research Program.

         6.6 RESEARCH COMMITMENT. In consideration for the funding provided by Nanogen, Prolinx shall commit to the Sponsored Research Program a dedicated team consisting of such number of appropriately qualified scientists and support personnel per year for the duration of the Sponsored Research Program as is called for under the Research Plan, as modified annually or from time to time pursuant to Section 6.5 above. Upon the prior approval of Nanogen, which approval shall not be unreasonably withheld, Prolinx may change the composition of the dedicated team from time to time in its reasonable discretion to achieve the needs of the Sponsored Research Program. Prolinx shall use its best efforts to execute the Research Plan and to achieve the overall goals of the Sponsored Research Program. In using its best efforts, it is understood that Prolinx is not obligated to spend more than the Annual Research Fee as specified in Section
2.2 hereof, plus those expenditures specified in Sections 4.2 and 5.2 hereof. It is further understood that Prolinx does not guarantee the results of this scientific endeavor.

                                   ARTICLE 7

                             PATENTS AND TECHNOLOGY

         7.1 OWNERSHIP OF INTELLECTUAL PROPERTY. Each party hereto expressly acknowledges and agrees that the other party currently is engaged, and shall continue to be so engaged during the term of this Agreement, in research and development activities on numerous other projects and matters besides the Sponsored Research Program (the "Other Work"). Each party further expressly acknowledges and agrees that all right, title and interest in and to the Nanogen Background Inventions and the Prolinx Background Inventions, and any and all intellectual property developed by Nanogen or Prolinx in connection with its Other Work (the "Other Intellectual Property"), is and shall continue to be the sole and exclusive property of Nanogen or

Prolinx, respectively, and that neither party shall have any rights whatsoever to the Background Inventions or Other Intellectual Property of the other party. The following provisions shall apply only to inventions that are conceived and actually or constructively reduced to practice during the course of, and arising directly from, the Sponsored Research Program (collectively "Inventions") pursuant to this Agreement:

                  7.1.1 Upon conceiving or reducing to practice any Invention, the party doing such immediately shall provide the other party with written notice setting out in detail the nature of the Invention, the experiments which support the Invention, the person or persons responsible for conceiving and reducing to practice the Invention and any other information relevant to the Invention. The discovering party also shall supply the other party with copies of all invention disclosures and patent and over applications describing and claiming the Invention.

                  7.1.2 The ownership of all Inventions shall be determined as follows: (i) all right, title and interest in and to all Inventions conceived and reduced to practice solely by Nanogen, including its independent contractors, shall be owned by Nanogen; (ii) all right, title and interest in and to all Inventions conceived and reduced to practice solely by Prolinx, including its independent contractors, shall be owned by Prolinx; and (iii) all right, title and interest in and to all Inventions conceived and reduced to practice jointly by Nanogen and Prolinx shall be owned jointly by Nanogen and Prolinx.

                  7.1.3 With respect to any Invention owned by one party under
         Section 7.1.2(i) or (ii), the other party shall assist the owner, to the extent reasonably necessary, at the owner's written request and expense, in the preparation of patent applications covering such Inventions which the owner elects in its sole discretion to file.

                  7.1.4 With respect to any Inventions owned jointly under
         Section 7.1.2(iii), Nanogen and Prolinx shall cooperate reasonably in determining whether to file patent applications covering such Inventions, but in no event shall either party thereby be compelled to remit any payments in respect to such patent applications. Should one party elect to seek patent protection covering an Invention and the other party elects not to participate in the costs with respect to such application, then the non-paying party shall relinquish all rights in the Invention to the paying party. With respect to jointly owned Inventions for which patent application and prosecution expenses are shared jointly, the parties shall engage in good faith discussions regarding any proposed licensing of such Inventions on a case by case basis. In addition, if one party wishes to obtain an exclusive license for a jointly owned Invention with regard to a particular field of use, the parties shall engage in good faith negotiations for such license.

         7.2 LIMITATIONS. Each party hereto expressly acknowledges and agrees that any rights and interests arising in connection with this Agreement with regard to intellectual property, technology or materials owned or developed by the other party shall be strictly limited to those rights and interests expressly granted to such party herein and in the License Agreement. Each party further expressly agrees that no technology or materials provided by the other party hereunder may be used for IN VIVO human studies under any circumstance without such over party's prior written consent.

                                   ARTICLE 8

                                 CONFIDENTIALITY

         8.1 OBLIGATION OF NONDISCLOSURE. All Information communicated by one party to the other party under this Agreement shall be maintained by the receiving party in strict confidence and shall not be disclosed to any third party without the express written permission of the disclosing party, which permission may be granted or withheld in such disclosing party's sole discretion. Notwithstanding the foregoing, either party may disclose Information of the other party to its professional advisors, provided that such advisors are bound by similar obligations of confidentiality to those contained herein. In addition, either party may reveal Information of the other party where required to do so by law or court order; provided, however, that the party intending to so reveal shall provide the other party with notice of its intent to reveal at least twenty (20) days prior to such revelations. The confidentiality obligations of the parties hereunder shall continue for a period of five (5) years from the expiration or termination of this Agreement.

         8.2 EXCEPTIONS. The Section 8.1 obligation of non-disclosure shall apply to all such Information except that which:

                  8.2.1 Is known by the receiving party prior to its disclosure other than pursuant to an obligation of confidentiality; or

                  8.2.2 Becomes known to the receiving party from a third party under no obligation of confidentiality regarding such Information; or

                  8.2.3 Is public knowledge or later becomes public knowledge through no act on the part of the receiving party.

         8.3 SAMPLES. No samples of chemicals, machinery, components, probes, reagents, and other materials submitted by either party to the other party pursuant to this Agreement shall be transferred by such other party to any third party without the prior written consent of the submitting party. All such samples and materials, to the extent unused, shall be returned to the submitting party promptly upon the expiration or termination of this Agreement.

         8.4 PUBLICATIONS. At least thirty (30) days prior to the presentation or submission for publication of manuscripts, including abstracts, and texts of poster presentations of the results of any research conducted pursuant to this Agreement and containing Information, the party proposing to make such publication shall submit the same to the other party for purposes of allowing the other party to comment on the manuscript or text, decline to authorize the publication of any of its Information, request the filing by the submitting party of a patent application or initiate the filing of a patent application prior to publication of any such Information. Each party shall make such submissions to the other party until two (2) years following the expiration or termination of this Agreement.

                                   ARTICLE 9

                            WARRANTIES AND COVENANTS

         9.1 REPRESENTATIONS AND WARRANTIES. Nanogen and Prolinx each hereby represents and warrants to the other that:

                  9.1.1 CORPORATE POWER. It is duly organized and validly existing and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

                  9.1.2 DUE AUTHORIZATION. It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

                  9.1.3 BINDING AGREEMENT. This Agreement is a legal and valid obligation binding upon the party making such representation and warranty and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which or by which the party making such representation and warranty may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over the party making such representation and warrant.

                  9.1.4 INTELLECTUAL PROPERTY RIGHTS. It holds all necessary right, title and interest in and to its respective Background Inventions and technology to permit it to undertake the Sponsored Research Program contemplated by this Agreement without subjecting the other party hereto to liability for infringement of any patent, copyright or trade secret of any third party.

                                   ARTICLE 10

                              TERM AND TERMINATION

         10.1 TERM AND TERMINATION. The term of this Agreement shall be three
(3) years from the Effective Date, unless sooner terminated by either party upon ninety (90) days written notice. If either party fails materially to perform its obligations hereunder or otherwise breaches in any material respect any material covenant, term or condition set forth in this Agreement, the nonbreaching party may give written notice specifying the breach together with a statement of its intention to terminate this Agreement if the breach is not cured within such thirty (30) day period immediately following the date of such written notice. If such breach is not reasonably susceptible of cure within such thirty (30) day period, but the breaching party has undertaken and continues to make diligent efforts to cure said breach within such thirty (30) day period, the period for cure shall be extended for an additional fifteen (15) days. If, at the end of the cure period, the breaching party has not cured the specified breach, the non-breaching party may cause this Agreement to be terminated immediately effective upon notice to the breaching party.

         10.2 TERMINATION IN FIRST YEAR. Notwithstanding the provisions of paragraph 10.1, except in the case of material nonperformance or other material breach by Prolinx, Nanogen shall not terminate funding for the Sponsored Research Program during the first twelve (12) months of the Sponsored Research Program unless a determination is made, subject to the following procedures, that the Technical Milestones, as defined in the Research Plan, have not been achieved.

                  10.2.1 DISPUTE RESOLUTION PROCEDURES. If, within the first nine (9) months of the Sponsored Research Program, Nanogen wishes to terminate funding based upon a claim that the Technical Milestones have not been achieved, the matter shall be presented to the ROC for consideration. If the ROC cannot agree by majority vote, within ten (10) business days, that the Technical Milestones have not been achieved, the matter shall be submitted to a Management Committee comprised of the Chief Executive Officers of both Nanogen and Prolinx for consideration. If the Management Committee cannot agree, within ten (10) business days, that the Technical Milestones have not been achieved, the parties shall have five (5) business days to reach a mutual agreement on a competent third party technical arbitrator (the "Arbitrator") to make such determination. Once the Arbitrator is chosen, both parties shall exert best efforts to provide all reasonably necessary written information to the Arbitrator within ten (10) business days. Upon the delivery of all such information, the parties shall meet with the Arbitrator for a single eight (8) hour session during which each party shall be available to answer questions from the Arbitrator. The Arbitrator shall then have two (2) additional business days to reach a decision on the dispute.

                  10.2.2 OUTCOME OF DISPUTE RESOLUTION. If the Arbitrator concludes that the Technical Milestones have not been achieved, Nanogen shall have the right to terminate this Agreement upon sixty (60) days written notice to Prolinx, commencing upon the date of the Arbitrator's decision. If the Arbitrator concludes that the Technical Milestones have been achieved, Nanogen shall have no right to terminate this Agreement under Section 10.2.1; PROVIDED, HOWEVER, that Nanogen shall continue to have rights of termination as provided in Sections 10.1,
         10.3 and 10.4 hereof. In the event of termination by Nanogen during the first twelve (12) months of this Agreement pursuant to the terms of this Section, Nanogen's sole and exclusive remedy hereunder shall be to cease paying the Annual Research Fee provided under this Agreement; PROVIDED, HOWEVER, that such limitation on Nanogen's remedies shall not apply in the case of termination by Nanogen for material breach by Prolinx.

         10.3 TERMINATION AFTER FIRST YEAR. After the first year, Nanogen shall have the right, upon ninety (90) days written notice, to terminate this Agreement, including the obligation to further fund the Sponsored Research Program, without cause and at its sole discretion should it decide to do so.

         10.4 INSOLVENCY OR BANKRUPTCY. Either party, in addition to any other remedies available to it by law or in equity, may terminate this Agreement by written notice to the other party in the event such other party becomes insolvent or bankrupt, or makes an assignment for the benefit of its creditors, or a trustee or receiver of such other party or for all or a substantial part of its property has been appointed.

         10.5 ACTIONS UPON TERMINATION. Upon termination of this Agreement, each party shall return all Information and samples of the other party to such other party and shall make no further use of such Information and samples. Upon termination, each party's intellectual property and Inventions shall remain exclusively its own, and each party shall retain ownership and control of its respective patent applications (or, in its sole discretion, enter into discussions for the transfer of such applications to the other party hereto). All ownership and license rights granted hereunder by either party to the other thereupon shall terminate.

                                   ARTICLE 11

                                 INDEMNIFICATION

         11.1 INDEMNIFICATION. Each party hereby acknowledges that other party's technology is experimental in nature. Therefore, each party shall defend, indemnify and hold harmless the other party and its directors, officers, shareholders, employees and agents of, from and against any and all actions, causes of action, claims, liabilities, damages, losses, fees (including legal fees), expenses and costs whatsoever (including without limitation losses, damages and expenses for death, personal injury, illness, property damage or any other injury or damage) arising from (i) its use, handling or storage of the other party's technology at its own facility unless such actions, causes of action, claims, liabilities and/or damages are proven to be the result of the gross negligence or the willful breach by the other party of its obligations hereunder, and (ii) any breach of its representations and warranties contained herein.

                                   ARTICLE 12

                                   ASSIGNMENT

         12.1 ASSIGNMENT. Except as otherwise provided herein, no party may assign its contractual rights or obligations under this Agreement to any other person or entity without the prior written consent of the other party. Nothing in this Section 12.1 shall restrict the power of either party to assign or otherwise transfer any of its rights to any of its Background Inventions or other property.

                                   ARTICLE 13

                                  MISCELLANEOUS

         13.1 NOTICES. To be effective, all notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

         If to Nanogen, addressed to:

                  Nanogen, Inc.
                  10398 Pacific Center Court
                  San Diego, CA 92121
                  Attention:  Vice President, General Counsel
                  With a copy to:  Chairman and Chief Executive Officer

         If to Prolinx, addressed to:

                  Prolinx, Inc.
                  22322 20th Avenue S.E., Suite 100
                  Bothell, WA 98021
                  Attention:  President and Chief Executive Officer

         13.2 GOVERNING LAW. This Agreement shall be governed by the laws of the State of California. Any claim or controversy arising out of or relating to this contract or any breach hereof shall be submitted to a court of competent jurisdiction in the State of California or the State of Washington.

         13.3 SEVERABILITY. If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance, to any extent, is held to be invalid or unenforceable, then (i) the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (ii) the parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable.

         13.4 AMBIGUITIES. Ambiguities, if any, in this Agreement shall not be construed against either party, irrespective of which party may be deemed to have authored the ambiguous provision.

         13.5 ENTIRE AGREEMENT. This Agreement, including all Exhibits hereto, sets forth all the covenants, promises, warranties, representations, conditions and understandings between the parties hereto and supersedes all prior agreements and understandings, written or oral, between the parties.

         13.6 MODIFICATIONS. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the respective authorized officers of the parties.

         13.7 FORCE MAJEURE. Neither party hereto shall lose any rights hereunder or be liable to the other party for damages or losses on account of failure of performance by the defaulting party if the failure is occasioned by government action (including compliance with requests, rules, regulations or orders of any governmental authority), war, fire, robbery, vandalism, explosion, flood, strike, lockout, embargo, act of God, or any similar cause beyond the control of the defaulting party, provided that the party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure.

         13.8 FURTHER ACTIONS. Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

         13.9 INDEPENDENT CONTRACTORS. The parties acknowledge and agree that they are acting as independent contractors, and neither party is granted any rights or authority to assume or create any obligation or liability, express or implied, on the other party's behalf or to bind the other party in any manner whatsoever.

         13.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

         IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate originals by their authorized officers as of the date and year first above written.


NANOGEN, INC.                              PROLINX, INC.


By: /s/ Howard C. Birndorf                 By: /s/ Mark L. Stolowitz
   -----------------------------------        ----------------------------------
           Howard C. Birndorf                            Mark L. Stolowitz
              Chairman and                                 President and
         Chief Executive Officer                      Chief Executive Officer

                                    EXHIBIT A

                              INITIAL RESEARCH PLAN

                     RESEARCH PROTOCOL FOR THE JOINT PROGRAM
               BETWEEN NANOGEN AND PROLINX ON ATTACHMENT CHEMISTRY
                            AND SIGNAL AMPLIFICATION

                                NOVEMBER 21, 1996

         The application of Prolinx's attachment chemistry to Nanogen's chip technology is critically dependent on the stability of the*** under electric field conditions. A feasibility study has been designed to address this issue before the research agreement is finalized. This study must be completed within one month of receiving the reagents from Prolinx so that the Research Oversight Committee will have time to assess the results and determine if continuation of the Sponsored Research Agreement scheduled to commence on January 1, 1997, is justified.

         This plan is based on the assumption that the linkage is stable. We will continue with a full-scale evaluation of the probes and linkers supplied by Prolinx. The first three quarters will focus on the use of *** attachment chemistry with a variety of polymer surfaces. Work on signal amplification will begin in the third quarter with greater emphasis occurring toward the end of the year.

                       Feasibility Study (Nov. - Dec. '96)

                                Stability of ***



[6 PAGES OF TECHNICAL DATA AND RESEARCH PROGRAM DETAILS REDACTED AND FILED SEPERATELY WITH THE COMMISSION.]


-------------------
*** Confidential material redacted and separately filed with the Commission.

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